EXHIBIT 1
                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      TRAVEL SERVICES INTERNATIONAL, INC.,

                         AHI INTERNATIONAL CORPORATION,

                                RICHARD D. SMALL,

                                       AND

                                 ARLENE P. SMALL

                           DATED AS OF JANUARY 8, 1999


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                                TABLE OF CONTENTS

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     ARTICLE I      PURCHASE OF CAPITAL STOCK................................................1
         1.1        Purchase and Sale of Capital Stock; Purchase Price.......................1
         1.2        TSI Stock................................................................2

    ARTICLE II      REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY............4
         2.1        Organization, Qualification, etc.........................................4
         2.2        Subsidiaries.............................................................4
         2.3        Capital Stock............................................................4
         2.4        Corporate Record Books...................................................4
         2.5        Title to Stock...........................................................5
         2.6        Options and Rights.......................................................5
         2.7        No Bonus Shares..........................................................5
         2.8        Predecessor Status, etc..................................................5
         2.9        Spin-off by the Company..................................................5
         2.10       Financial Condition at Closing...........................................5
         2.11       Authorization, Etc.......................................................5
         2.12       No Violation.............................................................6
         2.13       Financial Statements.....................................................6
         2.14       Accounts Payable; Accounts Receivable; Customer Deposits.................7
         2.15       Employees; Independent Contractors.......................................7
         2.16       Absence of Certain Changes...............................................7
         2.17       Contracts................................................................8
         2.18       Disclosure..............................................................10
         2.19       Title and Related Matters...............................................11
         2.20       Litigation..............................................................11
         2.21       Tax Matters.............................................................11
         2.22       Compliance with Law and Applicable Government and other Regulations.....13
         2.23       ERISA and Related Matters...............................................13
         2.24       Intellectual Property...................................................15
         2.25       Environmental Matters...................................................16
         2.26       Dealings with Affiliates................................................17
         2.27       Banking Arrangements....................................................18
         2.28       Insurance...............................................................18
         2.29       Investment Representations..............................................18
         2.30       Inventories.............................................................19
         2.31       Brokerage...............................................................19
         2.32       Improper and Other Payments.............................................19

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         2.33       Significant Suppliers and Customers; Material Plans and Commitments.....20

    ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................20
         3.1        Corporate Organization, etc.............................................20
         3.2        Authorization, Etc......................................................20
         3.3        No Violation............................................................20
         3.4        Governmental Authorities................................................21
         3.5        Issuance of TSI Stock...................................................21
         3.6        Shelf Registration Statement............................................21
         3.7        Capitalization..........................................................21
         3.8        Commission Reports......................................................21
         3.9        No Material Adverse Change..............................................22
         3.10       Litigation..............................................................22
         3.11       Brokerage...............................................................22

    ARTICLE IV      COVENANTS OF THE SELLERS................................................22
         4.1        Regular Course of Business..............................................23
         4.2        Amendments..............................................................24
         4.3        Agreement to Retain Shares..............................................24
         4.4        Capital and Other Expenditures..........................................24
         4.5        Cash and Cash Equivalents...............................................24
         4.6        Borrowing...............................................................24
         4.7        Other Commitments.......................................................24
         4.8        Interim Financial Information...........................................24
         4.9        Full Access and Disclosure..............................................24
         4.10       Confidentiality.........................................................25
         4.11       Fulfillment of Conditions Precedent.....................................25
         4.12       Banking Arrangements....................................................25
         4.13       Representation Letter...................................................25
         4.14       Budgets.................................................................25

    ARTICLE V       COVENANTS OF THE PURCHASER..............................................26
         5.1        Confidentiality.........................................................26
         5.2        Full Access and Disclosure..............................................26

    ARTICLE VI      OTHER AGREEMENTS........................................................26
         6.1        Further Assurances......................................................26
         6.2        338(h)(10) Election and Other Tax Agreements............................27
         6.3        Agreement to Defend.....................................................29
         6.4        Consents................................................................29
         6.5        No Solicitation or Negotiation..........................................29

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         6.6        No Termination of Sellers' Obligations by Subsequent Incapacity, Etc....29
         6.7        Employment Agreements; Termination of Certain Agreements................30
         6.8        Public Announcements....................................................30
         6.9        Deliveries After Closing................................................30
         6.10       Non-Competition Covenant................................................30
         6.11       Non-disclosure; Confidentiality.........................................32
         6.13       Advise of Changes.......................................................34
         6.14       Stock Options...........................................................34

   ARTICLE VII      CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER..........................35
         7.1        Representations and Warranties; Covenants and Agreements................35
         7.2        No Injunction...........................................................35
         7.3        Third Party Consents....................................................35
         7.4        Regulatory Approvals....................................................35
         7.5        No Material Adverse Change..............................................36
         7.6        Opinion of Sellers' and the Company's Counsel...........................36
         7.7        Employment Agreements...................................................36
         7.8        Delivery of the Company Share Certificates..............................36
         7.9        Due Diligence; Board Approval...........................................36
         7.10       Shelf Registration......................................................36
         7.11       Credit Facility Approval................................................36
         7.12       Hart-Scott-Rodino Act Filing and Waiting Period.........................36
         7.13       Financial Statements and Tax Returns....................................37
         7.14       Allocation Schedule.....................................................37
         7.15       Other Documents.........................................................37

   ARTICLE VIII     CONDITIONS TO THE OBLIGATIONS OF THE SELLERS............................37
         8.1        Representations and Warranties; Performance.............................37
         8.2        No Injunction...........................................................37
         8.3        Purchase Consideration..................................................37
         8.4        Employment Agreements...................................................38
         8.5        Hart-Scott-Rodino Act Filing and Waiting Period.........................38
         8.6        Third Party Consents....................................................38
         8.7        Opinion of Sellers' and the Company's Counsel...........................38
         8.8        Shelf Registration......................................................38
         8.9        Allocation Schedule.....................................................38
         8.10       Other Documents.........................................................38

    ARTICLE IX      CLOSING.................................................................38
         9.1        Closing.................................................................38
         9.2        Closing Deliveries......................................................39

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    ARTICLE X       TERMINATION AND ABANDONMENT.............................................40
         10.1       Methods of Termination..................................................40
         10.2       Procedure Upon Termination..............................................41

    ARTICLE XI      SURVIVAL OF TERMS; INDEMNIFICATION......................................41
         11.1       Survival................................................................41
         11.2       Indemnification by the Sellers..........................................42
         11.3       Indemnification by the Purchaser........................................42
         11.4       Limitation on Indemnification...........................................43
         11.4       Third-Party Claims......................................................43

    ARTICLE XII     MISCELLANEOUS PROVISIONS................................................44
         12.1       Amendment and Modification..............................................44
         12.2       Entire Agreement........................................................44
         12.3       Certain Definitions.....................................................45
         12.4       Notices.................................................................46
         12.5       Exhibits and Schedules..................................................48
         12.6       Waiver of Compliance; Consents..........................................48
         12.7       Assignment..............................................................48
         12.8       Governing Law...........................................................48
         12.9       Consent to Jurisdiction; Service of Process.............................48
         12.10      Injunctive Relief.......................................................48
         12.11      Headings................................................................49
         12.12      Pronouns and Plurals....................................................49
         12.13      Construction............................................................49
         12.14      Binding Effect..........................................................49
         12.15      Delays or Omissions.....................................................49
         12.16      Severability............................................................49
         12.17      Expenses................................................................49
         12.18      Attorneys' Fees.........................................................50
         12.19      Counterparts............................................................50
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                                    SCHEDULES

1.1(a)   Sellers; Capitalization
1.1(b)   Consideration
2.1      Jurisdictions of Qualification
2.2      Subsidiaries; Investments; Interests
2.8      Predecessor Status
2.12     Violations; Third Party Consents
2.13(a)  Additional Liabilities
2.13(b)  Liabilities covered by Insurance
2.14(a)  Accounts Payable
2.14(b)  Accounts Receivable
2.14(c)  Customer Deposits
2.15     Employees; Independent Contractors
2.17(a)  Contracts
2.19     Real and Personal Property
2.20     Litigation
2.22(b)  Permits and Licenses
2.22(c)  Industry Affiliations and Memberships
2.23     ERISA, Benefit Plans and Other Matters
2.24     Intellectual Property
2.24(d)  Software
2.25     Environmental Matters
2.26     Affiliated Transactions
2.27     Banking Arrangements
2.28     Insurance
2.30     Inventories
2.31     Brokerage
2.32     Improper and Other Payments
2.33     Significant Suppliers and Customers and Material Plans and Commitments
7.4      Regulatory Approvals

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                                    EXHIBITS

2.1      The Company's Articles of Incorporation, as amended, and By-laws
2.13     Financial Statements
6.7      Form of Employment Agreement

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         STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of January 8, 1998 by and among TRAVEL SERVICES INTERNATIONAL, INC., a Florida corporation, d/b/a The Travel Company ("TSI" or the "PURCHASER"), AHI INTERNATIONAL CORPORATION, an Illinois corporation, ("AHI" or the "COMPANY"), RICHARD D. SMALL, an Illinois resident ("MR. SMALL") and ARLENE P. SMALL, an Illinois resident ("MS. SMALL" and, together with Mr. Small, the "SELLERS").

         WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, TSI desires to purchase and acquire from the Sellers, and the Sellers desire to sell, transfer and deliver to TSI, all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth herein, including an election by the Company pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "CODE"); and

         WHEREAS, upon the closing of the transactions contemplated by this Agreement, the Company shall be and becomes a wholly-owned subsidiary of TSI.

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, TSI, the Sellers and the Company hereby agree, intending to be legally bound, as follows:

                                    ARTICLE I

                            PURCHASE OF CAPITAL STOCK

         1.1      PURCHASE AND SALE OF CAPITAL STOCK; PURCHASE PRICE.

                  (a) Subject to the terms and conditions of this Agreement, the Sellers agree to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from the Sellers, all of the issued and outstanding shares of common stock, no par value, of AHI owned or held by the Sellers (the "COMPANY SHARES") which number of Company Shares to be sold and purchased hereunder is set forth opposite each such Seller's name on SCHEDULE 1.1(A) attached hereto.

                  (b) Contemporaneously with the sale, transfer and delivery to the Purchaser by the Sellers of the Company Shares at the Closing (as such term is defined in SECTION 9.1 hereof), and in consideration therefor, TSI shall deliver to the Sellers in the aggregate (i) TWENTY-FOUR MILLION DOLLARS ($24,000,000.00) by wire transfer of immediately available funds (the "CASH PORTION") and (ii) One Hundred Forty Five Thousand Four Hundred (145,400) registered shares of common stock, par value $0.01 per share, of TSI (the "TSI STOCK"), valued in the aggregate at ONE MILLION SIX HUNDRED FOUR THOUSAND EIGHT HUNDRED FIFTY SIX DOLLARS AND FIFTY ONE CENTS ($1,604,856.51), based upon the average closing price of TSI's common stock as quoted on the Nasdaq National Market, as published in the WALL STREET

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         JOURNAL, for the ten (10) trading days commencing on October 5, 1998 and ending on October 16, 1998. The stock certificates for the TSI Stock shall be issued and registered in the names of the respective Sellers, and in the respective amounts listed in SCHEDULE 1.1(B). The issuance of TSI Stock shall be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), pursuant to the Shelf Registration Statement (as defined in SECTION 2.29(a)).

         1.2 TSI STOCK. The Purchaser shall issue the TSI Stock to the Sellers subject to the conditions and restrictions set forth in this SECTION 1.2.

                  (a)      Restrictions on Transfer

                           (1) Except for transfers to immediate family members
                  who agree to be bound by the restrictions set forth in this
                  SECTION 1.2 (or trusts for the benefit of family members of the Sellers, the trustees of which so agree), during the period (the "RESTRICTION PERIOD") beginning on the date of Closing and ending on the one year anniversary of the Closing, the Sellers shall not sell, assign, exchange, transfer, distribute or otherwise dispose of (in each case, a "TRANSFER") any shares of TSI Stock received by the Sellers hereunder. Following the Restriction Period, the Sellers may transfer their shares of TSI Stock so long as such transfer is in accordance with the Future Sale Procedures set forth in
                  SECTION 1.2(a)(2). The certificates evidencing the TSI Stock delivered to the Sellers pursuant to this Agreement shall bear a legend substantially in the form set forth below:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, CHANGED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, OR OTHER DISPOSITION, OTHER THAN IN ACCORDANCE WITH SECTIONS
                           1.2 OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED AS OF JANUARY __, 1999, BY AND AMONG ISSUER, AHI INTERNATIONAL CORPORATION, RICHARD SMALL AND ARLENE SMALL.

                           THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION.

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                           (2) Except for transfers to family members who agree
                  to be bound by the restrictions set forth in this SECTION 1.2 (or trusts for the benefit of the Sellers or their family members, the trustees of which so agree), regardless of whether or not transfers of such shares are restricted pursuant to the terms of subsection (1) above, during the two-year period commencing on the Closing Date, no Seller shall transfer in any transaction or series of transactions over a thirty-day period that, when taken together, will total more than 5,000 shares of such Seller's TSI Stock (in either case, a "FUTURE SALE"), except in accordance with this SECTION 1.2(a)(2) (the "FUTURE SALE PROCEDURES"). If any Seller desires to make a Future Sale, the Seller shall first provide written or verbal notice thereof to TSI's General Counsel. Promptly, but in no event later than (5) days after receipt of such notice by TSI, TSI shall designate in writing to the Seller the names and other pertinent information of at least two investment banks or market makers who actively make a market of TSI's stock and through whom the Future Sale may be made (subject to the procedures set forth above); PROVIDED, HOWEVER, that the terms of such Future Sale (including commissions) shall be competitive with what the Seller would receive in the absence of this SECTION 1.2(a)(2) from a non-discount brokerage firm.

                           (3) No Sellers shall transfer any shares of the TSI
                  Stock at any time if such transfer would constitute a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "SECURITIES LAWS"), or a breach of the conditions to any exemption from registration of the TSI Stock under any such Securities Laws, or a breach of any undertaking or agreement of such Seller entered into with TSI pursuant to such Securities Laws or in connection with obtaining an exemption thereunder.

                           (4) For purposes of this Agreement (and the
                  restrictions set forth in this SECTION 1.2), the term "TSI Stock" shall mean and include (i) the shares of TSI Stock issued, granted, conveyed and delivered to the Sellers pursuant to SECTION 1.1 hereof, and (ii) any and all other or additional shares of capital stock of TSI issued or delivered by TSI with respect to the shares of TSI Stock described in clause (i) hereof, including without limitation any shares of capital stock of TSI issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.

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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLERS AND THE COMPANY

         The Sellers and the Company, jointly and severally, make the following representations and warranties to the Purchaser:

         2.1  ORGANIZATION, QUALIFICATION, ETC.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with the corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets.

                  (b) The Company is duly qualified or licensed to do business in good standing in the jurisdictions set forth on SCHEDULE 2.1 attached hereto, those being every jurisdiction in which the conduct of the Company's business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified, registered or licensed, except where the failure to be so qualified, registered or licensed would not have a Material Adverse Effect.

                  (c) True, complete and correct copies of the Company's Articles of Incorporation and by-laws, as presently in effect, are attached hereto as EXHIBIT 2.1.

         2.2 SUBSIDIARIES. Except as set forth on SCHEDULE 2.2, the Company has no Subsidiaries (as defined in SECTION 12.3) nor any investment or other equity interest in, or any outstanding loan or advance to or from, any Person (as defined in SECTION 12.3) in excess of $5,000 individually and $10,000 in the aggregate, including any officer, director, shareholder or Affiliate (as defined in SECTION 12.3).

         2.3 CAPITAL STOCK. As of the date hereof, the authorized capital stock of AHI consists of One Hundred Thousand (100,000) shares of common stock, no par value, of which twenty thousand six hundred eighty two (20,682) shares are issued and outstanding. The stock record book of the Company has been made available to the Purchaser for inspection prior to the date hereof and is complete and correct. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company; and all of the Company Shares are owned beneficially and of record by the Sellers as set forth on
SCHEDULE 1.1(a) attached hereto.

         2.4 CORPORATE RECORD BOOKS. The corporate minute books of the Company have been made available to the Purchaser, are complete and correct in all material respects and contain all written minutes of the shareholders and directors of the Company.

         2.5 TITLE TO STOCK. All of the issued and outstanding shares of the capital stock of the Company is, and immediately prior to the transfer to Purchaser at the Closing will be, owned by the Sellers (in the amounts and as set forth on SCHEDULE 1.1(a) hereto), are duly authorized,

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validly issued, fully paid and nonassessable, and are free of all Liens (as defined in SECTION 12.3). Upon delivery of the TSI Stock to the Sellers at the Closing, the Sellers will convey, and the Purchaser will own and hold, good and valid title to the Company Shares immediately prior to the Closing owned by the Sellers, free and clear of all Liens or contractual restrictions or limitations whatsoever other than liens, restrictions or limitations arising from the contracts or actions of TSI or under federal or state securities laws.

         2.6 OPTIONS AND RIGHTS. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of their capital stock or rights to purchase shares of their capital stock. There are no agreements, arrangements or understandings between the Sellers and/or the Company and any other Person (as defined in SECTION 12.3) regarding the Company Shares (or the transfer, disposition, holding or voting thereof). The Sellers do not have, or hereby waive, any preemptive or other right to acquire shares of the Company Shares that such Sellers have or may have had on the date hereof.

         2.7 NO BONUS SHARES. None of the Company Shares were issued pursuant to awards, grants or bonuses.

         2.8 PREDECESSOR STATUS, ETC. SCHEDULE 2.8 sets forth a listing of all names of all predecessor companies of the Company. The Company has not at any time been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         2.9 SPIN-OFF BY THE COMPANY. There has not been any sale or spin-off of material assets of the Company, any subsidiary thereof or any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company within the preceding two (2) years.

         2.10 FINANCIAL CONDITION AT CLOSING. At and as of Closing, the Company shall (i) have made cumulative distributions, commencing on September 30, 1998 and ending as of the Closing Date (including a $15,000 distribution to the Sellers in October 1998), to the Sellers in an aggregate amount not to exceed $2,500,000 (the "PRE-CLOSING DISTRIBUTION"), and (ii) be current in all material respects on all bills, obligations and payables according to standard trade terms.

         2.11 AUTHORIZATION, ETC. The Company has the full corporate power and authority and each of the Sellers has the capacity to enter into this Agreement and the agreements and documents contemplated hereby to which they are or will become a party and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby to which the Company is or will become a party have been duly authorized by the Board of Directors and shareholders of the Company and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement and all other agreements contemplated thereby by the parties hereto and thereto shall constitute the legal, valid and binding obligation of the Company and the Sellers party hereto and thereto, enforceable against each such party in accordance with their respective terms.

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         2.12 NO VIOLATION. The execution, delivery and performance by the
Company and the Sellers of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and the Sellers do not and will not, except as set forth on SCHEDULE 2.12 attached hereto, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Authority (as defined in SECTION 12.3) pursuant to, the Articles of incorporation or by-laws of the Company or any Regulation (as defined in SECTION 12.3) to which the Company or the Sellers are subject. The Company and the Sellers will comply in all material respects with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.13 FINANCIAL STATEMENTS. Attached as EXHIBIT 2.13 hereto are the following financial statements of the Company: (i) balance sheets for the fiscal years ended October 31, 1996 and October 31, 1997 (prepared in accordance with
GAAP) and for the periods ended March 31, 1998, June 30, 1998, September 30, 1998, and October 31, 1998 (prepared on a consistent basis with the year end financial statements) (collectively, the "BALANCE SHEETS"), and (ii) Income Statement for the fiscal years ended October 31, 1996 and October 31, 1997 and for the ten month period ended October 31, 1998 and the Statement of Cash Flow and Stockholders' Equity for the fiscal years ended October 31, 1996 and October 31, 1997 (prepared on a consistent basis with the year end financial statements) (collectively, the "STATEMENTS OF INCOME") (collectively, together with the Balance Sheets and the Statements of Income, the "FINANCIAL STATEMENTS"). The balance sheets (and the notes thereto) included in the Financial Statements fairly present in all material respects the financial position of the Company at the respective dates thereof, and the statements of operations, stockholder's equity and cash flows included in the Financial Statements fairly present the results of operations for the periods therein referred to (except as stated therein or in the notes or schedules thereto) applied in conformity with GAAP. Except as set forth on SCHEDULE 2.13(A) attached hereto, the Company has no liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, other than (i) liabilities which have been reflected or reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business since October 31, 1998, and (iii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in SCHEDULE 2.13(b)).

         2.14 ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS. SCHEDULE 2.14(a) sets forth a true and complete list of the Company's accounts payable and accrued expenses as of October 31, 1998. The accounts receivable of the Company reflected on SCHEDULE 2.14(b) attached hereto on the date hereof are good and collectible except to the extent reserved against in the Financial Statements (which reserves have been determined in accordance with GAAP). All such accounts receivable arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. The customer deposits of the Company are held as set forth on SCHEDULE 2.14(c).

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         2.15 EMPLOYEES; INDEPENDENT CONTRACTORS. The Company has delivered to
TSI an accurate list (which is set forth on SCHEDULE 2.15) showing all officers, directors and key employees, independent contractors and consultants of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons (i) as of October 31, 1998 (the "BALANCE SHEET DATE") and (ii) as of the date hereof. The Company has made available to TSI true, complete and correct copies of any employment agreements for persons listed on SCHEDULE 2.15. Since the Balance Sheet Date, there have been no material individual increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary and bonus increases implemented on a basis consistent with past practices, except as set forth on
SCHEDULE 2.15. Except as set forth on SCHEDULE 2.15, neither Seller is related by blood or marriage to, or otherwise affiliated with, any person listed on
SCHEDULE 2.15.

         As of the date hereof, AHI has approximately 85 employees. The Company has been for the past four (4) years, and currently is, in compliance with all material Federal, State and local Regulations and Orders affecting employment and employment practices of the Company (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. As of the date hereof, (i) the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the best of the Sellers knowledge no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened labor dispute involving the Company and any group of the Company's employees nor has the Company experienced any labor interruptions over the past three (3) years. To the Sellers' knowledge, the Company believes that its relationships with its employees to be good.

         2.16 ABSENCE OF CERTAIN CHANGES. Since October 31, 1998, there has not been (a) any Material Adverse Change (as defined in SECTION 12.3) to the Company; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, on the Company's properties and business;
(c) except, prior to the Closing, the Company may make the Pre-Closing Distribution subject to the limitations set forth in SECTION 2.10, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Company's capital stock, or any redemption or other acquisition of such capital stock by the Company; (d) any increase in the rate of compensation or in the benefits payable or to become payable by the Company to its directors, officers, employees or consultants other than in the ordinary course of business and consistent with prior practices; (e) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure; (f) any disposition by the Company of any material asset other than in the ordinary course of business and consistent with prior practices; (g) any adverse change in the sales patterns, pricing policies, accounts receivable or accounts payable relating to the Company; (h) any write-down of the value of any inventory having an aggregate value in excess of $25,000, or write-off, as uncollectible, of any notes, trade accounts or other receivables having an aggregate value in excess of $25,000; or (i) any change by the Company in accounting methods or principles. The Company is not self-insured or a self-insured carrier, nor does the Company maintain self-insurance.

         2.17 CONTRACTS.

                  (a) The Company has listed on SCHEDULE 2.17(a) all written and oral "MATERIAL" (as defined below) contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant suppliers, customers, joint venture or partnership agreements, contracts with any labor organizations and strategic alliances), (a) in existence as of the Balance Sheet Date and (b) entered into since the Balance Sheet Date, and in each case has made available to TSI true, complete and correct copies of such agreements to TSI. A contract, commitment or similar agreement shall be considered "MATERIAL"
(a) if it involves an amount equal to or greater than twenty five thousand dollars ($25,000.00) (except for hotel supplier agreements for hotels with less than 150 room nights committed for in 1999) or (b) it is an outside sales agent contract. The Company's written or oral Material contracts, commitments and similar agreements include but are not limited to, the following (if any):

                           (i) pension, profit sharing, bonus, retirement, stock
                  option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in SCHEDULE 2.23 hereto), or any Contract with any labor union;

                           (ii) employment, consultation or other compensation
                  Contract, which is not terminable on notice of 30 days' or less by the Company without penalty or other financial obligation (and, except as set forth on SCHEDULE 2.17(a), no officer or employee of the Company receives total salary, bonus and other compensation from the Company of $25,000 or more per annum).

                           (iii) Contract containing covenants or agreements
                  limiting the freedom of the Company or any of its employees to compete in any line of business presently conducted by the Company with any Person or to compete in any such line of business in any area;

                           (iv) Contract with any Seller or with any affiliate
                  or relative of any Seller (except for any Contract disclosed in SCHEDULE 2.17(a) pursuant to clauses (ii) or (iii) of this
                  SECTION 2.17(a));

                           (v) Contract relating to or providing for loans to
                  officers, directors, employees or Affiliates;

                           (vi) Contract under which the Company has advanced or
                  loaned, or is obligated to advance or loan, funds to any Person;

                           (vii) Contract relating to the incurrence, assumption
                  or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), including letters of credit, or otherwise pledging, granting a security interest in or placing a Lien on any asset of the Company;

                           (viii)   guarantee or endorsement of any obligation;

                           (ix) Contract under which the Company is lessee of or
                  hold or operate any property, real or personal, owned by any other party;

                           (x) Contract pursuant to which the Company is lessor
                  of or permit any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                           (xi) assignment, license, indemnification or Contract
                  with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in SECTION 12.3 hereto));

                           (xii) warranty Contract with respect to its services
                  rendered (or to be rendered);

                           (xiii) Contract or lease for, or with, any telephone
                  switch, long distance or toll-free telephone providers;

                           (xiv) Contract with central reservation systems
                  ("CRS") (i.e., SABRE, APOLLO, AMADEUS, etc.);

                           (xv) override agreements with travel agencies, other
                  customers or suppliers;

                           (xvi) Contract which prohibits, restricts or limits
                  in any way the payment of dividends or distributions by the Company;

                           (xvii) Contract under which it has granted any Person
                  any registration rights (including piggyback rights) with respect to any securities;

                           (xviii) Contract for the purchase, acquisition or
                  supply of inventory and other property and assets, whether for resale or otherwise;

                           (xix) Contracts with independent agents, brokers,
                  dealers or distributors, or any other independent contractors;

                           (xx) sales, commissions, advertising or marketing
                  Contracts;

                           (xxi) Contracts providing for "take or pay" or
                  similar unconditional purchase or payment obligations;

                           (xxii) Contracts with Persons with which, directly or
                  indirectly, any Seller also has a Contract;

                           (xxiii) Governmental Contracts subject to
                  redetermination or renegotiation;

                           (xxiv) any other Contract which is material to the
                  Company's operations or business prospects, except those which
                  (x) were made in the ordinary course of business, and (y) are terminable on 30 days' or less notice by the Company without penalty or other financial obligation;

                           (xxv) any Contract with travel providers, including,
                  but not limited to, airlines, hotels, riverboat cruises, cruises, and ground transportation companies; or

                           (xxvi) any hedge, option, derivative or similar
                  agreements related to foreign currency, interest rate or similar risks.

                  (b) The Company has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under, or in material breach of, nor in receipt of any claim of default or breach under, any Contract listed on SCHEDULE 2.17(a); no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of non-compliance by the Company, or to the knowledge of the Company, by any other party under any material Contract to which the Company is subject (including without limitation all performance bonds, warranty obligations or otherwise); the Company does not have any present expectation or intention of not fully performing all such obligations; the Company does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         2.18 DISCLOSURE. Neither this Agreement nor any of the exhibits, documents, certificates or other items delivered by Sellers or the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein in light of the circumstances under which it was made not misleading.

         2.19  TITLE AND RELATED MATTERS.

                  (a) The Company has good and valid title to all of the property and assets reflected in the balance sheets included in the Financial Statements or acquired after the date thereof except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business, free and clear of all Liens, except (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) as reflected in the balance sheets included in Financial Statements or the notes thereto. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by the Company in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

                  (b) SCHEDULE 2.19 attached hereto sets forth a description of all real and personal property owned or leased by the Company.

         2.20 LITIGATION. Except as set forth on SCHEDULE 2.20, there is no Claim (as defined in SECTION 12.3) pending or, to the best knowledge of the Sellers and the Company, threatened against any of the Sellers or the Company which, if adversely determined, would have a Material Adverse Effect on the Company. Nor is there any Order outstanding against any of the Sellers or the Company having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect on the Company.

         2.21  TAX MATTERS.

                  (a) The Company has filed all federal, state, and local tax reports, returns, information returns, documents and statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (collectively, the "TAX RETURNS") required to be filed through the Closing with any federal, state, local or other taxing authorities in the United States or any other country (each a "TAXING AUTHORITY", collectively, the "TAXING AUTHORITIES") in respect of all relevant taxes derived from the Company and its operations, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, franchise, profits, social security (or similar), other tax of any kind whatsoever or other charges (including interest, penalty or addition thereto, whether disputed or not) (collectively, the "TAXES") and in accordance with all tax sharing agreements, if any, to which any Seller or the Company may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid or will be paid by Sellers, including the Company's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Company except for Liens for Taxes not yet due and payable. Neither any Seller nor the Company has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. To the Sellers' and the Company's knowledge, the basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Code.

                  (b) No audit of the Company or the Company's Tax Returns by any Taxing Authority is currently pending or, to Sellers' and the Company's knowledge, threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to the Company which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. No Seller or director or officer (or employee responsible for Tax matters) of the Company expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no additional dispute or claim concerning any Tax liability of the Company either
(i) claimed or raised by any authority in writing, or (ii) as to which any of the Sellers and the directors and officers (and employees responsible for tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. The items relating to the business, properties or operations of the Company on the Tax Returns filed by or on behalf of the Company for the past seven (7) taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to the Company and such information was derived from the books and records of the Company.

                  (c) The Company has not made nor has become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in Section 280g of the Code (without regard to subsection (b)(4) thereof). In addition, the Company has either not taken, or has disclosed on its federal income Tax Returns, all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662.

                   (d) The Sellers shall cause the Company to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "PRE-CLOSING TAX RETURN"), and the Sellers shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority; and the Sellers shall pay all costs associated with the preparation thereof. The Sellers shall comply with all other tax agreements specified in Section 6.2.

                   (e) AHI has had in effect at all times since 1984 through the date hereof (and will have until the Closing Date) a valid election to be taxed under Subchapter S of the Code.

         2.22  COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT AND OTHER
REGULATIONS.

                  (a) The Company is presently complying in respect of its operations, equipment, practices, real property (except environmental matters, which shall be addressed under Section 2.25 herein), structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including all Regulations relating to the safe conduct of business, aircraft chartering, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect (and the Company and Sellers are not aware of any such failures to comply, whether or not material). There are no Claims pending, nor to the best knowledge of the Company and Sellers are there any Claims threatened, nor has the Company nor any Seller received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over the Company, including any requirement of OSHA.

                  (b) SCHEDULE 2.22(b) attached hereto sets forth all material permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, "PERMITS") from all Federal, state, local and foreign governmental regulatory bodies held by the Company. The Permits listed on SCHEDULE 2.22(b) are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the best of the knowledge of the Company and Sellers , no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

                  (c) SCHEDULE 2.22(c) attached hereto sets forth all industry affiliations and membership in industry groups (e.g., International Airlines Travel Agent Network ("IATAN"), Airline Reporting Corporation ("ARC"), etc.) of the Sellers and/or the Company. Neither the Company nor any of the Sellers are in violation of any material Regulation, rule or requirement of such affiliations or memberships. Except as set forth on SCHEDULE 2.22(c), no consent of any such industry group is required for the Company and the Sellers to consummate the transactions contemplated by this Agreement.

         2.23 ERISA AND RELATED MATTERS.

                  (a) BENEFIT PLANS; OBLIGATIONS TO EMPLOYEES. Except as set forth in SCHEDULE 2.23 hereto, neither the Company, nor any ERISA Affiliate of the Company, is a party to or participates in or has any liability or contingent liability with respect to:

                           (i) any "employee welfare benefit plan" or "employee
pension benefit plan" or "multiemployer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

                           (ii) any retirement or deferred compensation plan,
incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                           (iii) any employment agreement not terminable on 30
days' or less written notice, without further liability.

                           Any plan, arrangement or agreement required to be
listed on SCHEDULE 2.23 for which any Seller or any ERISA Affiliate of any Seller may have any material liability or contingent liability is sometimes hereinafter referred to as a "BENEFIT PLAN". For purposes of this Section, the term "ERISA AFFILIATE" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "SINGLE EMPLOYER" within the meaning of Section 4001(b)(1) of ERISA.

                  (b) PLAN DOCUMENTS AND REPORTS. A true and correct copy of each of the Benefit Plans listed on SCHEDULE 2.23, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been supplied or made available to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan has been supplied to or made available to the Purchaser by the Company, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

                  (c) COMPLIANCE WITH LAWS; LIABILITIES. As to all Benefit Plans, except as otherwise specified on SCHEDULE 2.23, the Company is in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in compliance in all material respects with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither the Company nor any ERISA Affiliate of the Company have otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in
Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in the Company's balance sheet as of October 31, 1998 included in Financial Statements provided to the Purchaser. The Company is not subject to and does not maintain or have in effect a multi-employer plan.

         2.24 INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 2.24 and SCHEDULE 2.24(d) set forth a true and correct list of all (i) registered Proprietary Rights owned by the Company, (ii) applications for registrations of Proprietary Rights filed by the Company and
(iii) trademarks, service marks, patents, trade names, copyrights, toll free numbers, URL or Web site addresses, and any other Proprietary Rights owned or used by the Company which are material to the Company. SCHEDULE 2.24 also contains a complete and accurate list of all fictitious names ever registered, or used in the last five (5) years, by the Company, including the jurisdictions in which each name was registered, and the current status of each such registration. The Company has complied in all material respects with all federal and international trademark laws and has made all necessary filings and has registered its trademarks listed as items 1 through 3 on Schedule 2.24 in all jurisdictions necessary to protect each such Proprietary Rights. The consummation of the Closing will not impair in any material respect any Proprietary Rights of the Company.

                  (b) The Company owns or has the right to use each material Proprietary Right listed in SCHEDULE 2.24 (as noted in such schedule) and
SCHEDULE 2.24(d), without infringing the rights of any third-party, and an affiliate or successor to the Company has the right to continue such use. Each of such Proprietary Rights is, and will continue to be on the Closing Date, free and clear of all royalty obligations and Liens other than Permitted Liens. There are no Claims pending, or to the best knowledge of the Company and the Sellers any Claims threatened, against any of the Company or any Seller that its use of any Proprietary Rights infringes the rights of any Person. The Company and the Sellers have no knowledge of any third-party's conflicting use of any of such Proprietary Rights that conflicts with the Company's Proprietary Rights.

                  (c) Except as set forth in SCHEDULE 2.24 or SCHEDULE 2.24(d), the Company is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and, there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of the Company's business.

         (d) INTERNAL SOFTWARE APPLICATIONS.

                           (i) SOFTWARE APPLICATIONS. The current software
application used by the Company in the operation of its business are set forth and described on SCHEDULE 2.24(d) hereto (the "SOFTWARE"). Except as disclosed on SCHEDULE 2.24(D), all of the Software used by the Company is to the knowledge of the Company and the Sellers Year 2000 compliant.

                           (ii) OWNED SOFTWARE. To the extent any of the
Software has been designed or developed by the Company's management information or development staff or by consultants on the Company's behalf, such Software, is to the knowledge of the Company and the Sellers original and capable of copyright protection in the United States, and the Company has complete rights to and ownership of such Software, including possession of, or ready access to, the source code of such software in its most recent version. No part of any such Software is to the knowledge of the Company and the Sellers an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. The Company has not sold, assigned, licensed, distributed or in any way disposed of or encumbered the Software.

                           (iii) LICENSED SOFTWARE. The Software, to the extent
it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately, in compliance with applicable law and is fully transferable to the Purchaser without any third party consent. All of the Company's computer hardware has legitimately-licensed software installed therein.

                           (iv) NO ERRORS; NONCONFORMITY. The Company warrants
that the Software is free from any significant software defect or programming or documentation error, the Software operates and runs in a reasonable and efficient manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

         2.25 ENVIRONMENTAL MATTERS. Notwithstanding any other provisions herein to the contrary, this Section 2.25 shall constitute the only, and the total, representations and warranties of the Sellers and the Company relating to Environmental Laws, Environmental Permits, and any matters, claims or liabilities related thereto. Except as disclosed in SCHEDULE 2.25: (a) neither the Company's business or assets nor the operation thereof violates in any material respect any applicable Environmental Law (as defined in SECTION 12.3) except where such violation would not have a Material Adverse Effect and no condition or occurrence has taken place (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against the Company or the Purchaser or creates or could create a liability or loss for the Company or the Purchaser) which, with notice or the passage of time or both, would constitute a violation in any material respect of any Environmental Law, except where such violation would not have a Material Adverse Effect; (b) the Company is in possession of all material Environmental Permits (as defined in SECTION 12.3) required under any applicable Environmental Law for the conduct or operation of the Company's business (or any part thereof), and the Company is in compliance in all material respects with all of the requirements and limitations included in such Environmental Permits, except where the lack of an Environmental Permit or the non-compliance thereunder would not have a Material Adverse Effect; (c) the Company has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any property or facility now or previously owned, leased or operated by the Company except for inventories of chemicals which are used or to be used in all material respects in the ordinary course of the Company's business (which inventories have been stored or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws) except where such violation would not have a Material Adverse Effect; (d) the Company has not received any notice from any Authority or any private Person that the Company's business or the operation of any of its facilities are in violation of any Environmental Law or any Environmental Permit or that the Company is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property or facility now or previously owned, leased or operated by the Company, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site except where such violation or responsibility would not have a Material Adverse Effect; (e) the Company is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Company except where such violation would not have a Material Adverse Effect; (f) the Company has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous wastes, substances or materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by the Company or any property adjacent thereto in violation of Environmental Law except where such violation would not have a Material Adverse Effect; (g) no by-products of any manufacturing or mining process employed in the operation of the Company's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any property or facility owned, leased or operated by the Company or any property adjacent thereto and no such by-products were stored or otherwise located on any property or facility previously owned, leased or operated by the Company or any property adjacent thereto during such time when the Company owned, leased or operated such property or facility; (h) no property or facility now or previously owned, leased or operated by the Company, is to the knowledge of the Company and the Sellers, listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) to the knowledge of the Company and the Sellers, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility owned, leased or operated by the Company and, to the knowledge of the Company and the Sellers, there were no such underground storage tanks on or under any property or facility previously owned, leased or operated by the Company during such time when the Company owned, leased or operated such property or facility; (j) the Company has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or to the Sellers' knowledge proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against the Company for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA in violation of Environmental Law; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property or facility now owned or leased by the Company nor, to the knowledge of the Company and the Sellers, at any property or facility previously owned or leased by the Company during such time when the Company owned or leased such property or facility. The Company has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.26 DEALINGS WITH AFFILIATES. SCHEDULE 2.26 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which the Company is, will be or has been a party, at any time from January 1, 1996 to the Closing Date, and to which any one or more Affiliates is also a party.

         2.27 BANKING ARRANGEMENTS. SCHEDULE 2.27 attached hereto sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. Except as set forth on SCHEDULE 2.27, the Company has no liability or obligation relating to funds or money borrowed by or loaned to the Company (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.28 INSURANCE. SCHEDULE 2.28 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of property, fire, liability, business interruption, workers' compensation and other forms of insurance held by the Company as of the date hereof, as well as a schedule of unresolved Claims filed with the Company's current insurance carrier, including a history of such Claims and a description and estimated dollar amount of any unresolved Claims. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Neither the Company nor any Seller know of any state of facts, or of the occurrence of any event which is reasonably likely to (a) form the basis for any claim against the Company not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of the Company.

         2.29 INVESTMENT REPRESENTATIONS. In connection with this Agreement or any agreement or transaction contemplated hereby, each Seller hereby represents and warrants to TSI as follows:

                  (a) Each Seller acknowledges receipt of a copy of TSI's Shelf Registration Statement (the "SHELF REGISTRATION STATEMENT") on Form S-4 (File No. 333-50533) as amended to date, as filed with the Securities and Exchange Commission (the "SEC") on August 10, 1998, pursuant to which TSI proposes to issue the TSI Stock to Sellers.

                  (b) Each Seller has been offered, the opportunity to ask questions of, and receive answers from, TSI and its Subsidiaries, and the Sellers have been given full and complete access to all available information and data relating to the business and assets of TSI and its Subsidiaries, have obtained such additional information about TSI and its Subsidiaries which the Sellers have deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to TSI and, except as set forth herein and in the Prospectus (included as part of the Company's Registration Statement on Form S-1 (File No. 333-56567)), have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein. On the basis of the foregoing, each Seller is familiar with the operations, business plans and financial condition of TSI.

                  (c) Each Seller is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act in that each Seller, as of the date of this Agreement, either (a) (either individually or jointly with such Seller's spouse) has a net worth in excess of $1,000,000; or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Seller's spouse in excess of $300,000 in each of those years, and reasonably expects reaching the same income level in the current year.

                  (d) Each Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of TSI Stock and such Seller's financial position is such that such Seller can afford to retain his shares of TSI Stock for an indefinite period of time without realizing any direct or indirect cash return on such Seller's investment.

                  (e) Each Seller received this Agreement and first learned of the transactions contemplated hereby in Illinois. Each Seller executed and will execute all documents contemplated hereby in Illinois. Each Seller is a resident of Illinois.

                  (f) Sellers are acquiring their shares of TSI Stock for such Seller's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act. No Seller has any present plan, intention, commitment, binding agreement or arrangement to dispose of any shares of TSI Stock.

                  (g) Sellers understand that the certificates evidencing their shares of TSI Stock, when and if issued, will bear appropriate restrictive legends.

         2.30 INVENTORIES. The inventories (e.g. promotional items, gifts and brochures) of the Company on the date hereof does not include any items which are reflected on the balance sheets, included in the Financial Statements.
SCHEDULE 2.30 hereto sets forth a complete list and description of the Company's inventories as of October 31, 1998.

         2.31 BROKERAGE. Except as set forth in SCHEDULE 2.31 and except for the Company's and Sellers' legal counsel, neither the Company nor any Seller has employed any broker, finder, advisor, consultant or other intermediary (other than Raymond James & Associates, as the Sellers' advisor, the fees and expenses for which the Sellers are solely responsible) in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Company or any Seller, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.32 IMPROPER AND OTHER PAYMENTS. Except as set forth on SCHEDULE 2.32 hereto, (a) neither the Company, any director, officer, thereof, nor, to the Company's knowledge, any employee (other than an officer or director) agent or representative of the Company nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate by or on behalf of the Company, and (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made by or on behalf of the Company.

         2.33 SIGNIFICANT SUPPLIERS AND CUSTOMERS; MATERIAL PLANS AND COMMITMENTS. The Company has delivered to TSI an accurate list (which is set forth on SCHEDULE 2.33) of all significant suppliers and customers of the Company, it being understood and agreed that a "significant supplier" or "significant customer", for purposes of this SECTION 2.33, means a supplier or customer representing 5% or more of the Company's annual revenues or expenses since December 31, 1997. Since December 31, 1997, except to the extent set forth on SCHEDULE 2.33, none of the Company's significant customers (or persons or entities that are sources of a significant number of customers) have canceled a contract or substantially reduced utilization of the services of the Company, and the Company has not received any written notice that any significant customer is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         3.1 CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

         3.2 AUTHORIZATION, ETC. The Purchaser has full corporate power and authority to enter into this Agreement and the agreements or documents contemplated hereby to which it is or will become a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby to which the Purchaser is or will become a party have been duly authorized by the Board of Directors of the Purchaser and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement and all other agreements contemplated hereby to which the Purchaser is or will become a party shall constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

         3.3 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of,
(c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, (d) constitute a default or event of default under (with due notice, lapse of time of both), (e) give any third party the right to accelerate any obligation under, or (f) result in the creation of any Lien upon the capital stock or assets of the Purchaser pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any material Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.4 GOVERNMENTAL AUTHORITIES. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         3.5 ISSUANCE OF TSI STOCK. The shares of TSI Stock that are required to be issued by TSI to the Sellers at Closing pursuant to, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens, pledges and encumbrances, except for the restrictions under this Agreement, Rule 145 of the Securities Act, and the Securities Laws.

         3.6 SHELF REGISTRATION STATEMENT The issuance of the shares of TSI Stock, when issued under this Agreement, shall be (i) registered pursuant to the Shelf Registration Statement, and (ii) listed on the Nasdaq National Market.

         3.7 CAPITALIZATION. The authorized capital stock of TSI consists of 50,000,000 shares of TSI common stock, par value $0.01 per share (the "TSI Common Stock") and 1,000,000 shares of preferred stock, $0.01 par value per share (the "TSI Preferred Stock"). As of November 9, 1998, (i) 13,359,695 shares of TSI Common Stock were issued and outstanding and (ii) no shares of TSI Preferred Stock were issued and outstanding. All of the issued and outstanding capital stock of TSI is duly authorized, validly issued, fully paid and nonassessable and was issued in compliance with applicable state and federal securities laws.

         3.8 COMMISSION REPORTS. TSI has filed all reports, statements, forms and other documents required to be filed with the SEC since July 22, 1997 (collectively, the "COMMISSION REPORTS"), all of which complied as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and of all applicable rules and regulations thereunder. None of the Commission Reports contained as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including the notes thereto) contained in the Commission Reports (collectively, the "TSI FINANCIAL STATEMENTS"), was prepared in accordance with GAAP except as disclosed otherwise therein (and, in the case of the financial statements for interim periods, the absence of notes thereto and normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in any notes thereto) and the TSI Financial Statements fairly present in all material respects in accordance with GAAP the consolidated financial position of TSI and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows of TSI and its consolidated subsidiaries for the periods indicated.

         3.9 NO MATERIAL ADVERSE CHANGE. Since the date of the most recent Commission Report, there has not been any Material Adverse Change or any event, occurrence or development which could reasonably be expected to have a Material Adverse Effect on TSI.

         3.10 LITIGATION. Except as disclosed in the Commission Reports, as of the date hereof, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings pending or, to the best of TSI's knowledge, threatened against TSI which, if determined adversely to TSI, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on TSI.

         3.11 BROKERAGE. The Purchaser has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Company or any Seller, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

         From the date hereof until the Closing, except as otherwise consented to or approved by the Purchaser in writing, the Company covenants and agrees that it shall act, and the Sellers shall cause the Company so to act or refrain from acting where required hereinafter, to comply with the following:

         4.1 REGULAR COURSE OF BUSINESS.

                  (a) The Company shall operate its business diligently and in good faith and in the ordinary and usual course, consistent with past management practices; shall maintain all of its properties in good order and condition, shall maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; shall comply with the provisions of all material Regulations and Orders applicable to the Company and the conduct of its business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor; shall not increase the rate or basis of compensation of any of its officers, directors, employees or consultants; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; and shall preserve the business of the Company intact, and use its reasonable best efforts to keep available for the Company and the Purchaser the services of the officers and employees of the Company, and to preserve the good will of clients, suppliers and others having business relations with the Company.

                  (b) Without limiting the generality of the foregoing paragraph, the Company shall not, from the date hereof until the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of TSI:

                           (i) issue, sell, pledge, dispose of, encumber, or
                  authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it;

                           (ii) declare, set aside, make or pay any dividend or
                  other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except, prior to the Closing, the Company may make the Pre-Closing Distribution, subject to the limitations set forth in SECTION
                  2.10 ;

                           (iii) reclassify, combine, split, subdivide or
                  redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                           (iv) declare any increase in salary or bonus to any
                  employee, other than in the ordinary course of business;

                           (v) materially alter or change any existing material
                  contractual relationships;

                           (vi) purchase or commit to purchase capital assets in
                  excess of $25,000; or

                           (vii) incur additional indebtedness or contingent
                  liabilities in excess of $25,000.

         4.2 AMENDMENTS. No change or amendment shall be made in the articles of incorporation or by-laws of the Company. The Company shall not merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business.

         4.3 AGREEMENT TO RETAIN SHARES Each Seller agrees not to transfer, sell or otherwise dispose of or direct or cause the sale, transfer or other disposition of the Company's Shares (except for the conversion into TSI Stock in the transactions contemplated hereby) or TSI Stock held by such Seller or on such Seller's behalf, whether owned on the date hereof or after acquired, within the thirty (30) days prior to the Closing Date.

         4.4 CAPITAL AND OTHER EXPENDITURES. The Company shall not make any capital expenditures, or commitments with respect thereto in excess of $25,000 each or $75,000 in the aggregate.

         4.5 CASH AND CASH EQUIVALENTS. Cash and cash equivalents shall be preserved, and expended, solely in the ordinary and usual course of business.

         4.6 BORROWING. The Company shall not incur, assume or guarantee any indebtedness for borrowed money, obligations or liabilities not reflected on the Financial Statements (or the balance sheets included therein) except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with the Purchaser.

         4.7 OTHER COMMITMENTS. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, the Company shall not enter into any material transaction or make any material commitment or incur any material obligation (including entering into any real property leases).

         4.8 INTERIM FINANCIAL INFORMATION. To the extent prepared in the ordinary course of business, the Company shall make available the Purchaser with its unaudited financial statements (including, without limitation, balance sheets and statements of revenues and expenses) and information for each calendar month, promptly after they become available.

         4.9  FULL ACCESS AND DISCLOSURE.

                  (a) The Company shall afford to the Purchaser and its respective counsel, accountants and other authorized representatives reasonable access during business hours to the Company's facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company, including financial audits; and the Sellers shall cause the Company's officers, employees and auditors to furnish on a timely basis such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Company made by the Company's independent auditors in connection with any examination of the Company's Financial Statements and books and records.

                  (b) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of the Company, the Sellers shall fully cooperate and provide assistance reasonably requested by Purchaser.

         4.10 CONFIDENTIALITY. Each Seller and the Company shall cause its respective principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         4.11 FULFILLMENT OF CONDITIONS PRECEDENT. The Company and the Sellers shall use their reasonable best efforts to obtain at their expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities (including any required consents and approvals indicated in SCHEDULE 2.12) and to do all other things as may be required, obtained or done by the Company or Sellers in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

         4.12 BANKING ARRANGEMENTS. The Sellers shall open such bank accounts and establish banking relationships as directed by TSI and shall transfer all the Company's funds to such accounts effective upon the Closing, as required to be in compliance with Purchaser's credit facility from and after the Closing Date.

         4.13 REPRESENTATION LETTER. The Sellers and the Company shall deliver to TSI or its auditors prior to the Closing Date, a management representation letter with respect to the Company's financial statements for the year ended December 31, 1998, or such additional or other information, including, but not limited to financial statements, auditor's reports and accountants consents, that TSI may request from the Sellers and the Company in connection with any filings TSI shall be required to make with the SEC pursuant to the transactions contemplated by this Agreement.

         4.14 BUDGETS. The Sellers shall deliver to TSI (i) the Company's operating budget for 1999 (the "OPERATING Budget"), attached hereto as EXHIBIT 4.14, and (ii) prior to the Closing Date, the Company's capital expenditure budget for 1999 (the "CAPITAL EXPENDITURE BUDGET", and together with the Operating Budget, the "BUDGETS"). The capital expenditure budgets shall include capital expenditure for all plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any personal property, business or assets requiring, and in any event, the payment of more than $25,000 in the aggregate by the Company, including without limitation any development expenditures, purchases or leases of information systems, telecommunications equipment, computer hardware and software, etc. The Budgets provided by the Sellers to TSI have been prepared on a consistent basis with the Company's 1998 interim financial statements.

                                    ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with the Company and the Sellers that prior to the Closing or the termination of this Agreement:

         5.1 CONFIDENTIALITY. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Sellers' prior consent, all written or oral information furnished or disclosed by or received from the Sellers, the Company or the Company's officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         5.2 FULL ACCESS AND DISCLOSURE.

                  (a) The Purchaser shall afford to the Company and the Sellers, and each of their respective counsel, accountants and other authorized representatives an opportunity to make such reasonable investigations as they shall desire to make of the business of the Purchaser; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Sellers shall from time to time reasonably request.

                  (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to the Company and/or the Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties hereto further agree, on or before the Closing Date, as follows:

         6.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on or before February 1, 1999 and be effective February 1, 1999. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or the Company, as appropriate), the title to any property or rights of the Sellers or the Company acquired or to be acquired by reason of, or as a result of, the acquisition of the Company Shares, the Sellers agree that the Sellers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Company and otherwise to carry out the purpose of this Agreement.

         6.2      338(h)(10) ELECTION AND OTHER TAX AGREEMENTS.

                  (a) ss.338(h)(10) ELECTION. The Company and each of the Sellers will join with the Purchaser in making an election under Code ss.338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338(h)(10) Election"). The Sellers will include any income, gain, loss, deduction, or other tax item resulting from the ss.338(h)(10) Election on their Tax Returns to the extent permitted and required by applicable law. The Sellers shall also pay any Tax imposed on the Company or its Subsidiaries (if any) attributable to the making of the ss.338(h)(10) Election, including, but not limited to, (i) any Tax imposed under ss.1374, (ii) any tax imposed under Reg. ss.1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign tax imposed on the Company's or its Subsidiaries' (if any), gain, and the Sellers shall indemnify the Purchaser, the Company and its Subsidiaries against any Adverse Consequences arising out of any failure to pay any such Taxes.

                  (b) NO LIABILITY. The Company will not be liable for any Tax under Code ss.1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiaries) caused by the ss.338(h)(10) election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified sub S subsidiary.

                  (c) ALLOCATION OF PURCHASE PRICE. The Purchaser, the Company and the Sellers agree that the Purchase Price and the liabilities of the Company and its qualified subchapter S subsidiaries (plus other relevant items) will be allocated to the assets of the Company for tax purposes (in a manner as illustrated on the preliminary pro forma ALLOCATION SCHEDULE as of December 31, 1998 to be delivered pursuant to Section 7.14 on or prior to the Closing Date) in a manner consistent with the fair market values as of the effective Closing Date. The Purchaser, the Company, and the Sellers will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                  (d) S CORPORATION STATUS. The Company and the Sellers will not revoke the Company's election to be taxed as an S corporation within the meaning of ss.1361 and ss.1362. The Company and the Sellers will not take or allow any action (other than the sale of Target's stock pursuant to the Agreement) that would result in the termination of the Company's status as a validly electing S corporation within the meaning of ss.1361 and ss.1362.

                  (e) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. The Sellers shall, at their own expense, prepare or cause to be prepared and filed or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Sellers shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Purchaser and which are reasonably acceptable to Sellers' and the Company's tax preparers. To the extent permitted or required by applicable law, the Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax returns in a manner consistent with the Schedule K-1s furnished by the Company to the Sellers for such periods.

                  (f) COOPERATION ON TAX MATTERS.

                      (i) The Purchaser, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers agree (A) to retain all books and records with respect to Tax Matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                      (ii) The Purchaser and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (g) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Company and any affiliates shall be terminated as of the Closing Date and, after the Closing Date, the Company and its affiliates shall not be bound thereby or have any liability thereunder.

                  (h) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such transfer taxes and fees (including any penalties and interest) incurred in connection with the Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other transfer taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         6.3 AGREEMENT TO DEFEND. In the event any action, suit, proceeding or investigation of the nature specified in SECTIONS 7.2 or 8.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.4 CONSENTS. Without limiting the generality of SECTION 6.1, each of the parties hereto shall use their reasonable best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date. With respect to every material Contract of the Company, even those Contracts for which a consent or approval is not required under the terms of such Contract, upon the execution and delivery of this Agreement, each party to each such Contract shall, after consultation with and coordination by TSI, be advised of the transaction contemplated hereby.

         6.5 NO SOLICITATION OR NEGOTIATION. Unless and until this Agreement is terminated as provided herein, neither the Sellers nor the Company through its directors, officers, employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should the Company or any Seller be contacted with respect to any such offer, inquiry or proposal, the Company and the Sellers shall immediately advise the Purchaser in writing of the name, address and phone number of the contact and the nature of the inquiry.

         6.6 NO TERMINATION OF SELLERS' OBLIGATIONS BY SUBSEQUENT INCAPACITY, ETC. Each Seller specifically agrees that the obligations of such Seller hereunder, including, without limitation, obligations pursuant to ARTICLE XI shall not be terminated by the death or incapacity of any Seller.

         6.7 EMPLOYMENT AGREEMENTS; TERMINATION OF CERTAIN AGREEMENTS. The Company and the Sellers shall, at or prior to the Closing, terminate any existing employment agreements or other agreements between the Company and such Persons, and Sellers shall each enter into an Employment Agreement with the Company (or, at TSI's option, an affiliate or subsidiary of TSI) substantially in the form of EXHIBIT 6.7 attached hereto, including therein any changes or modifications that are mutually agreed upon and satisfactory to such parties (the "EMPLOYMENT AGREEMENTS").

         6.8 PUBLIC ANNOUNCEMENTS. Neither any Seller nor the Company nor any Affiliate, representative, employee or shareholder of either of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and the Sellers' advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. Notwithstanding the foregoing, and except for any disclosures required under or pursuant to Federal or State securities laws in connection with the registration of TSI's securities or the rules of The Nasdaq Stock Market or otherwise required by law, the initial press release or other public communication in connection with this transaction or any agreement pertaining hereto will not be made without the mutual agreement of the parties hereto after prior review of such proposed release.

         6.9 DELIVERIES AFTER CLOSING. From time to time after the Closing, at the Purchaser's request and without expense to the Sellers, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in the possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder.

         6.10     NON-COMPETITION COVENANT.

                  (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and issue the shares of TSI Stock hereunder and consummate the transactions provided for herein, during the "RESTRICTED PERIOD" (as hereinafter defined), each Seller agrees, unless otherwise permitted by TSI in writing, that she shall not, directly or indirectly, for herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                           (i) engage, as an officer, director, shareholder,
                  owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative, in any travel service business in direct competition with the Company, TSI or any subsidiary or Affiliate of TSI (collectively with TSI, the "TSI Entities" and each (including TSI), a "TSI ENTITY"), in which the Employee has had Substantive Involvement, within the United States or within one hundred (100) miles of any other geographic area in which any TSI Entity conducts business, including any territory serviced by any TSI Entity (the "RESTRICTED TERRITORY");

                           (ii) solicit any person who is, at that time, or who
                  has been within one (1) year prior to that time, an employee of any TSI Entity for the purpose or with the intent of enticing such employee away from or out of the employ of any TSI Entity;

                           (iii) solicit any person or entity which is, at that
                  time, or which has been within one (1) year prior to that time, a customer or supplier of any TSI Entity for the purpose of soliciting or selling products or services in direct competition with any TSI Entity, in which the Employee has had Substantive Involvement, within the Restricted Territory; or

                           (iv) solicit any prospective acquisition candidate,
                  on such Seller's own behalf or on behalf of any competitor or potential competitor, which candidate was, to such Seller's knowledge, either called upon by any TSI Entity or for which TSI made an acquisition analysis, for the purpose of acquiring such entity.

                   (b) Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Seller from acquiring as an investment not more than two percent (2%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

                  (c) As used in this Agreement, the term "RESTRICTED PERIOD" shall mean and include with respect to each Seller, the longer of (x) a period of five (5) years, from the Closing to the fifth (5th) anniversary of the Closing or (y) with respect to each Seller employed by a TSI Entity following the Closing, during such time as such Seller is employed by any TSI Entity and for a period of two (2) years following the effective date of the termination of such Seller's employment with any TSI Entity (regardless of the cause, reason or justification of such termination.

                  (d) In recognition of the substantial nature of such potential damages and the difficulty of measuring economic losses to TSI as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to TSI for which it would have no other adequate remedy, each Seller agrees that in the event of breach by such Seller of the foregoing covenant, TSI and the Company shall be entitled to specific performance of this provision and co-injunctive and other equitable relief.

                  (e) It is agreed by the parties that the foregoing covenants in this SECTION 6.10 impose a reasonable restraint on the Sellers in light of the activities and business of the Company and the TSI Entities on the date of the execution of this Agreement and the current plans of the TSI Entities; but it is also the intent of TSI and the Sellers that such covenants be construed and enforced in accordance with the changing activities, business and locations of the TSI Entities, whether before or after the date of termination of the employment of such Seller provided, that the applicable Seller participated in the development of the changed activity, business or location. For example, if, during the Restricted Period, a TSI Entity engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or its existing activities or business or the locations currently established therefor, then such Seller will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the Restricted Period if the Seller was involved in the development of such new businesses, locations or activities.

                  (f) The covenants in this SECTION 6.10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

                  (g) All of the covenants in this SECTION 6.10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against TSI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by TSI of such covenants. Further, this SECTION 6.10 shall survive the Closing and the termination of such Seller's employment with a TSI Entity. It is specifically agreed that the Restricted Period, during which the agreements and covenants of the Seller made in this SECTION 6.10 shall be effective, shall be computed by excluding from such computation any time during which such Seller is in violation of any provision of this SECTION 6.10.

         6.11     NON-DISCLOSURE; CONFIDENTIALITY.

                  (a) CONFIDENTIAL INFORMATION. By virtue of the Sellers' respective prior employment, association or involvement with the Company, such Seller may have obtained confidential or proprietary information developed, or to be developed, by the Company. "Confidential Information" means all proprietary or confidential business information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," customer lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by the Company (including source or object codes), processes, procedures, formulas or improvements of the Company; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; and comparative analyses of competitive products, services and operating procedures. "Confidential Information" shall not include (a) any information which is in the public domain during the period of service by the Seller or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by any Seller in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the travel service industry or otherwise in the ordinary course.

                  (b) NON-DISCLOSURE. Each Seller agrees that, except as directed by such Seller's TSI Entity employer (if any), as required or otherwise contemplated under this Agreement or such Seller's Employment Agreement (if any) or as otherwise required by law, he or she will not at any time (including during the term of such Seller's employment by a TSI Entity (if any) or at any time thereafter), except as may be expressly authorized by the TSI Entity in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or her or that come into his or her possession or under his or her control by reason of his or her employment by an TSI Entity or by reason of any consulting or software development services he or she has performed or may in the future perform for an TSI Entity which contain or are derived from Confidential Information. In addition, each of the Sellers hereby acknowledges that she is aware of the restrictions imposed by federal securities laws on persons possessing material non-public information with respect to SEC reporting companies and agree that neither Seller will effect any transactions in the stock of TSI without compliance with such laws.

                  (c) TSI GROUP PROPERTY. As used in this Agreement, the term "TSI GROUP PROPERTY" means all documents, papers, computer printouts and disks, records, customer or customer lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any TSI Entity, or otherwise belonging to any TSI Entity, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

                           (i) All the TSI Group  Property shall be and remain
                  the property of the TSI Entity to which such belongs;

                           (ii) Sellers will preserve, use and hold the TSI
                  Group Property only for the benefit of TSI and its Affiliates and to carry out the business of the TSI Entity, TSI and its Affiliates; and

                           (iii) When any Seller's employment is terminated,
                  such Seller will immediately deliver and surrender to the TSI Entity all the TSI Group Property, including all copies, extracts or any other types of reproductions, which such Seller has in his possession or control.

         6.12 ADVISE OF CHANGES. The Sellers, the Company and the Purchaser shall promptly advise the other parties orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in ARTICLE VII or VIII to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Notwithstanding the foregoing, if such notification results from or relates to an event occurring or condition or state of facts existing after the date hereof, such notification shall cure for all purposes other than the condition existing in Section 7.1 or Section 8.1, as the case may be, any breach of representation or warranty that would exist in the absence of such notification.

         6.13 STOCK OPTIONS.. TSI shall grant stock options for an aggregate of 20,000 shares of TSI common stock to the management and other employees of the Company, excluding Richard Small, Arlene Small, Joseph Small, Brian Small and Richard Small, Jr. The terms of such stock options will be consistent with the provisions of TSI's 1997 Long-Term Incentive Plan (a copy of which has been provided to each of the Sellers).

                                   ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

         7.1 REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS. The representations and warranties of the Sellers and the Company contained in
ARTICLE II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or the Company to the Purchaser, shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Sellers, the Company or the Purchaser. The Sellers and the Company shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. Each of the Sellers and the president of the Company (on behalf of the Company) shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 NO INJUNCTION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 THIRD PARTY CONSENTS. The Purchaser, the Sellers and the Company shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the Contracts and leases listed in SCHEDULE 2.12 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

         7.4 REGULATORY APPROVALS. The Federal and State regulatory agencies or authorities listed in SCHEDULE 7.4 hereto (if any) shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

         7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change to the Company since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the president and chief financial officer of the Company, certifying to the foregoing.

         7.6 OPINION OF SELLERS' AND THE COMPANY'S COUNSEL. The Purchaser shall have received an opinion of counsel to the Sellers and the Company (which will be addressed to the Purchaser), dated the Closing Date.

         7.7 EMPLOYMENT AGREEMENTS. Sellers and each of Joseph Small, Brian Small, Richard Small, Jr. (collectively, the "CHILDREN") shall each have (i) terminated their existing employment agreements with the Company, and (ii) executed and delivered to the Purchaser Employment Agreements in the form of EXHIBIT 6.7 attached hereto.

         7.8 DELIVERY OF THE COMPANY SHARE CERTIFICATES. Each of the Sellers shall have executed and delivered this Agreement, or a counterpart hereof, and together shall have delivered at the Closing to Purchaser stock certificates representing all of the Company Shares, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank.

         7.9 DUE DILIGENCE; BOARD APPROVAL. The Purchaser shall have completed, to its satisfaction and in its sole discretion, its due diligence review of the Company. The Board of Directors of the Purchaser shall have approved this Agreement and the transactions and other agreements contemplated hereunder.

         7.10 SHELF REGISTRATION. The availability of the Shelf Registration Statement for registration of TSI's issuance of the TSI Stock pursuant to this Agreement, in accordance with all requirements of the Securities Act.

         7.11 CREDIT FACILITY APPROVAL. TSI shall have obtained (i) sufficient funding for the payment to the Sellers of the Cash Portion of the Purchase Price under its Credit Agreement, dated October 15, 1997, by and among TSI and NationsBank, N.A. ("NationsBank"), and (ii) the required consent of NationsBank thereunder in connection with the transactions contemplated herein.

         7.12 HART-SCOTT-RODINO ACT FILING AND WAITING PERIOD. The Purchaser shall have filed a Notification and Report Form in connection with the transactions contemplated by this Agreement with the Federal Trade Commission (the "FTC") pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR ACT"), and any applicable waiting period under the HSR Act has expired or been terminated.

         7.13 FINANCIAL STATEMENTS AND TAX RETURNS. The Purchaser shall have (i) received the Financial Statements, and (ii) received, no later than January 31, 1999, audited financial statements of the Company prepared by Arthur Andersen, LLP for the twelve month period ending December 31, 1998.

         7.14 ALLOCATION SCHEDULE. Pursuant to Section 6.2 hereof, a preliminary pro forma Allocation Schedule as of December 31, 1998, as mutually agreed to by each of the Purchaser and the Sellers, shall have been delivered to each of the Purchaser and the Sellers on or prior to the Closing Date.

         7.15 OTHER DOCUMENTS. The Sellers and the Company shall have delivered such other documents and instruments required hereunder or reasonably requested by Purchaser.

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers to consummate the Closing under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchaser contained in ARTICLE III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any writing delivered by or on behalf of the Purchaser, shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Purchaser prior to the Closing Date. An authorized officer of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

         8.2 NO INJUNCTION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 PURCHASE CONSIDERATION. The Sellers shall have received the consideration required to be delivered at Closing and to which each Seller is entitled pursuant to SECTION 1.1 hereof.

         8.4 EMPLOYMENT AGREEMENTS. TSI or its affiliate shall have executed and delivered to each of the Sellers and the Children an Employment Agreement between TSI (or its affiliate) and such Person in the form of EXHIBIT 6.7 attached hereto.

         8.5 HART-SCOTT-RODINO ACT FILING AND WAITING PERIOD. The Sellers shall have filed a Notification and Report Form in connection with the transactions contemplated by this Agreement with the FTC pursuant to the HSR Act, and any applicable waiting period under the HSR Act has expired or been terminated.

         8.6 THIRD PARTY CONSENTS. The Purchaser, the Sellers and the Company shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the Contracts and leases listed in SCHEDULE 2.12 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

         8.7 OPINION OF PURCHASER'S COUNSEL. The Sellers and the Company shall have received an opinion of counsel to the Purchaser (which will be addressed to the Sellers and the Company), dated the Closing Date.

         8.8 SHELF REGISTRATION. The availability of the Shelf Registration Statement for registration of TSI's issuance of the TSI Stock pursuant to this Agreement, in accordance with all requirements of the Securities Act.

         8.9 ALLOCATION SCHEDULE. Pursuant to Section 6.2 hereof, a preliminary pro forma Allocation Schedule as of December 31, 1998, as mutually agreed to by each of the Purchaser and the Sellers, shall have been delivered to each of the Purchaser and the Sellers on or prior to the Closing Date.

         8.10 OTHER DOCUMENTS. The Purchaser shall have delivered such other documents and instruments required hereunder or reasonably requested by Sellers and the Company.

                                   ARTICLE IX

                                     CLOSING

         9.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of ARTICLE X hereof, a closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held on or before February 1, 1999 and be effective February 1, 1999 or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in ARTICLE VII and ARTICLE VIII hereof (the "CLOSING DATE").

         9.2 CLOSING DELIVERIES.  At the Closing,

                  (a) the Sellers and the Company shall deliver or cause to be delivered to the Purchaser:

                           (i) a certificate or certificates evidencing all of
                  the Company Shares, duly endorsed for transfer with all necessary transfer stamps affixed;

                           (ii) copies of all consents and approvals required by
                  SECTIONS 7.3, 7.4 and 7.11 (including UCC termination statements, releases of mortgages or other releases of Liens);

                           (iii) the Opinion of Counsel required by SECTION 7.6;

                           (iv) the Officers' Certificates required by SECTIONS
                  7.1 and 7.5;

                           (v) the Employment Agreements and termination of
                  agreements required by SECTIONS 6.7 and 7.7;

                           (vi) certificates, signed by the secretary of the
                  Company, as to the Articles of Incorporation and by-laws of the Company, the resolutions adopted by the board of directors and shareholders of the Company in connection with this Agreement, the incumbency of certain officers of the Company and the jurisdictions in which the Company is qualified to conduct business, in form acceptable to the Purchaser;

                           (vii) certificates issued by the appropriate
                  governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of the Company as of a date not more than 10 days prior to the Closing Date, as a corporation organized under the laws of the State of Illinois and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified;

                           (viii) such other certified resolutions, documents
                  and certificates as are required to be delivered by any Seller or the Company pursuant to the provisions of this Agreement;

                           (ix) resignations of each officer and director of the
                  Company (including each Seller); and

                           (x) the stock records and minute books of the
                  Company.

                  (b) The Purchaser shall deliver to the Sellers:

                           (i) immediately available funds in the amount of
                  $24,000,000.00, delivered as directed by the Sellers under
                  Section 1.1

                           (ii) the TSI Stock required to be issued and
                  delivered to each such Seller at Closing in accordance with
                  SECTION 1.1(B)

                           (iii) the Officers' Certificate required by SECTION
                  8.1;

                           (iv) the Employment Agreements required by SECTION
                  8.4;

                           (v) Opinion of counsel required by SECTION 8.6;

                           (vi) certificates, signed by the Secretary of the
                  Purchaser, as to the Certificate of Incorporation and by-laws of the Purchaser, the resolutions adopted by the Board of Directors of the Purchaser in connection with this Agreement, the incumbancy of certain officers of the Purchaser, in form acceptable to the Purchaser; and

                           (vii) such other certified resolutions, documents and
                  certificates as are required to be delivered at the Closing by the Purchaser pursuant to the provisions of this Agreement.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         10.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                  (a) by mutual consent of the Purchaser, the Sellers and the Company;

                  (b) by the Purchaser or each of the Sellers and the Company collectively, if this Agreement is not consummated on or before February 1, 1999; PROVIDED, HOWEVER, that if the failure to consummate the transaction as of that date has resulted from the breach or default of any party with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this SECTION 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

                  (c) by notice given by the Purchaser or each of the Sellers and the Company if as of the Closing Date (including any extensions) any of the conditions specified in ARTICLE VII or ARTICLE VIII hereof, respectively, shall not have been satisfied or if the Company or any of the Sellers or the Purchaser, respectively, is otherwise in default under this Agreement.

         10.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to SECTION 10.1 hereof, and subject to the proviso contained in SECTION 10.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                  (b) all information received by any party hereto with respect to the business of any other party or the Company (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                  (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; PROVIDED, HOWEVER, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party for such breach or default.

                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         11.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties of the Company and the Sellers shall survive and continue until:

                  (1) with respect to the representations and warranties in SECTIONS 2.21 (tax matters) and 2.23 (ERISA matters) and 2.19 (environmental matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                  (2) with respect to the representations and warranties in SECTIONS 2.3 (capitalization), 2.5 (title to stock), and 2.6 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

                  (3) with respect to all other representations and warranties, the date upon which TSI receives from its outside auditors the audited financial statements for TSI's fiscal year ending December 31, 1999 (the "1999 AUDIT Date"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 1999 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         11.2 INDEMNIFICATION BY THE SELLERS. Subject to this ARTICLE XI, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Sellers, jointly and severally, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) resulting from, or in respect of, any of the following:

                  (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of any Seller or the Company under this Agreement, or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument executed by any Seller or the Company and delivered hereunder;

                  (b) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing; and

                  (c) Any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Company and any of its Subsidiaries (i) for any Taxes of the Company and its Subsidiaries with respect to any tax year or portion thereof ending on or before the Closing Date (or for any tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns, and (ii) for the unpaid Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local or foreign laws), as a transferee or successor, by contract, or otherwise. In addition, any and all damages, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel) arising under this SECTION 11.2(c) (the "SECTION 11.2(c) CLAIMS") shall not be subject to any of the Indemnification Limitations set forth in SECTION 11.4.

         11.3 INDEMNIFICATION BY THE PURCHASER. Subject to this ARTICLE XI, the Sellers and their officers, directors, employees, shareholders, trustees, beneficiaries, heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, demands, assessments, judgment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                  (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument executed by Purchaser and delivered hereunder;

                  (b) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any claim incident to any of the foregoing.

         11.4 LIMITATION ON INDEMNIFICATION. Except for the Section 11.2(c) Claims, the Sellers shall be obligated to indemnify as and to the extent set forth in this ARTICLE XI only if and to the extent that the aggregate of all of the Sellers' aggregate liability under such indemnity obligations exceeds $255,000 (the "Sellers' Basket Amount"), it being understood that said Seller's Basket Amount is to serve as a one time "deductible" so that the indemnity obligation of the Sellers shall be for the amount in excess of the Seller's Basket Amount (for example, if the indemnity claims for which the Sellers would be liable are $300,000, the Sellers would then be liable for $45,000 and not $300,000). In addition, except for the Section 11.2(c) Claims, in no event, shall the aggregate indemnification liability of the Sellers under this ARTICLE XI exceed $18,000,000 for all Claims arising prior to April 1, 2000; provided, however, that with respect to all Claims arising after April 1, 2000, the aggregate indemnification liability shall not exceed $5,000,000.

         11.5 THIRD-PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which assessment, imposition, Claim, liability or obligation any other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume and control the defense of such action unless such action if adversely determined (i) may if adversely determined result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may if adversely determined result in liabilities which, taken with other then existing Claims under this ARTICLE XI, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this ARTICLE XI.

         Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim, or failing such judgment or decree and in the case of a settlement, the indemnitee must first receive the written approval of the terms and conditions of such settlement from the indemnitor, which approval shall not be unreasonably withheld. An indemnitor shall have the right to settle any Claim for which it is or would be liable to the indemnitee hereunder. The indemnitor shall have the right to settle any Claim for which it is or would be liable to the indemnitee hereunder, without the written approval of the indemnitee, unless such Claim involves injunctive relief, equitable remedies or has some other type of business effect on the indemnitee, in which case the indemnitor shall not concede, settle or compromise any Claim without the consent of the indemnitee, which approval shall not be unreasonably withheld.

         An indemnitee shall have the right to employ its own counsel and participate in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed within a reasonable time after such counsel should have been employed, or is prohibited under this SECTION 11.5 from employing, counsel in the defense of such action or Claim, or the indemnitor does not have the right under this SECTION 11.5 to assume the defense of such matter or (c) such indemnitee shall have reasonably concluded that there may be defenses available to it which conflict with, those available to the indemnitor such that a joint defense is reasonably impracticable, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Company, the Purchaser and the Sellers.

         12.2 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.3     CERTAIN DEFINITIONS.

                  "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

                  "AUTHORITY" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                  "CLAIM" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "ENVIRONMENTAL LAW" means any Regulation, Order, settlement agreement or governmental requirement in effect as of the Closing, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                  "ENVIRONMENTAL PERMIT" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the Company's business.

                  "GAAP" means generally accepted accounting principles.

                  "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement or restriction of another Person of any kind or nature.

                  "MATERIAL ADVERSE CHANGE" means any development or change which has, had or would have a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which has, or would reasonably be expected to have, a material adverse effect in respect of TSI's or the Company's (as the case may be) businesses, operations, properties, assets, condition (financial or otherwise), or results of operations.

                  "ORDER" means any decree, consent decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                  "PERSON" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                  "PROPRIETARY RIGHTS" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                  "REGULATION" means any law, statute, rule, regulation, ordinance, requirement or other binding action of or by an Authority.

                  "SUBSIDIARY" means any Person which the Purchaser or the Company, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

                  "SUBSTANTIVE INVOLVEMENT" means involvement with a TSI Entity's non-public material and confidential business plan(s), strategies, methodologies, processes, budgets, financial statements and/or financial projections.

         12.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered by hand delivery, via facsimile or overnight receipted courier service to: and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

                  (a)      If to the Sellers or the Company, to:

                           Mr. Richard D. Small
                           c/o AHI International Corporation
                           6400 Schafer Court
                           Rosemont, IL  60018
                           Fax No.: 847-318-5000

                  with a copy to:

                           Mr. Michael L. Igoe, Jr.
                           Vedder, Price, Kaufman & Kammholz
                           222 N. LaSalle Street
                           Chicago, Illinois  60601
                           Fax No.: 312-609-5005

or to such other person or address as the Sellers or the Company shall furnish by notice to the Purchaser in writing.

                   (b)     If to the Purchaser to:
                           Travel Services International, Inc.
                           220 Congress Park Drive
                           Delray Beach, Florida 33445
                           Attention: Jill M. Vales
                                      Senior Vice President and
                                      Chief Financial Officer

                             Fax No.: (561) 266-0872

                   with a copy to:

                           Travel Services International, Inc.
                           220 Congress Park Drive
                           Delray Beach, Florida 33445
                           Attention: Suzanne B. Bell, Esq.
                                      Senior Vice President and General Counsel
                           Fax No.: (561) 266-0872

                   with a further copy to:

                           Greenberg Traurig, P.A.
                           515 E. Las Olas Boulevard, Suite 1500
                           Fort Lauderdale, Florida  33301
                           Attn:  Daniel H. Aronson, Esq.
                           Fax No.: (954) 765-1477

or to such other person or address as the Purchaser shall furnish by notice to Sellers in writing or Sellers shall furnish by notice to Purchaser in writing. Notice shall be deemed to have been duly given when the party being noticed has received delivery of the notice, except that notice effected via facsimile shall be deemed given upon confirmation of the transmission of the facsimile.

         12.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where such disclosure gives the party to whom such disclosure is made fair and reasonable notice of the matter set forth in the disclosure, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

         12.6 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary.

         12.8 GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Illinois as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.9 CONSENT TO JURISDICTION; SERVICE OF PROCESS. The Company, each of the Sellers, and the Purchaser hereby irrevocably submit to the jurisdiction of the state or federal courts located in Cook County, Illinois in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         12.10 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.11 HEADINGS. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         12.12 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

         12.13 CONSTRUCTION. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         12.14 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.15 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative except as expressly provided herein.

         12.16 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.17 EXPENSES. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses; provided, however, that in the case of all of the Company's and Sellers' fees, costs and expenses incurred hereunder, the Sellers shall be solely responsible.

         12.18 ATTORNEYS' FEES. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred in attempting to resolve the dispute and with respect to trials, appeals and collection.

         12.19 COUNTERPARTS. This Agreement may be executed in two or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     * * * *

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                            PURCHASER:

                            TRAVEL SERVICES INTERNATIONAL, INC.
                            D/B/A THE TRAVEL COMPANY

                            By: /s/ JILL M. VALES
                                -------------------------------
                            Name: Jill M. Vales

                            Title: Senior Vice President and Chief Financial
                                   Officer

                            COMPANY:

                            AHI INTERNATIONAL CORPORATION

                            By: /s/ RICHARD D. SMALL
                                -------------------------------
                            Name: Richard D. Small

                            Title: President

                            SELLERS:

                            /s/ RICHARD D. SMALL
                            -----------------------------------
                            RICHARD D. SMALL

                            /s/ ARLENE P. SMALL
                            -----------------------------------
                            ARLENE P. SMALL